Exhibit 99.1
Liberty Global Reiterates Support for LiLAC Tracking Stock

•	Highlighting the value of our well-positioned Latin American and Caribbean operations

•	Will create “pure-play” equity focused on the region

Denver, Colorado – February 18, 2015:

Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK) today reiterates its commitment to creating a tracking stock for its operations in Latin America and the Caribbean (the “LiLAC Group”) and urges its shareholders to vote “FOR” the tracking stock proposals at its shareholders’ meetings on Tuesday, February 24, 2015. As previously disclosed, the LiLAC Group will initially have attributed to it Liberty Global’s Chilean business, VTR, the largest cable operator in Chile, and its 60% interest in the largest cable company in Puerto Rico, Liberty Cablevision.

CEO Mike Fries commented, “Over the last ten years, we have demonstrated a track record of substantial equity value creation, effective and disciplined capital allocation, and M&A prowess. We believe that the creation of LiLAC shares will represent another positive step for us. The tracking stock proposals would create a pure-play investment vehicle in Latin America and the Caribbean, positioning us to enhance long-term shareholder value and create additional strategic flexibility and optionality.”

“The underlying businesses in Chile and Puerto Rico performed very well in 2014, as we added 130,000 RGUs and delivered 16% rebased OCF growth on a combined basis. Looking ahead, we are excited about our organic growth potential, and see significant opportunity to expand in a region where broadband penetration is just 25% and pay-TV take-up is in the low 40%'s.”

While the reasons for pursuing the tracking stock proposals, including the benefits and advantages of such proposals, are set forth in detail in the December 29, 2014 proxy statement/prospectus relating to the shareholders' meetings, today we are emphasizing the following:

•	Create a “pure-play” cable stock for Latin America and the Caribbean, providing greater choice for shareholders

➢	LiLAC shares would give investors the ability to decide where they want to invest depending on their investment objectives and regional focus.

➢	Because there are few listed Latin American pay-TV companies, LiLAC shares would present a rare investment opportunity for investors interested in that asset class.

➢	LiLAC shares will enhance transparency for investors regarding our regional operations, providing increased focus and additional clarity with respect to the LiLAC Group’s performance and outlook.

•	Seize upon significant organic growth potential

➢
Today, we are the number one cable operator in each of Chile and Puerto Rico, passing 3.7 million homes and servicing 1.5 million customers taking 3.2 million service subscriptions, and generating $1.2 billion of revenue in 2014 on a combined basis. Within these two markets, our long-term strategy is focused on capitalizing on our video and broadband product leadership and our superior fixed-line network to expand our subscriber base and drive ARPU growth.

➢	We believe there is ample room to drive video (33%) and broadband (36%) penetrations[1] higher from current levels, leveraging our track record of innovation and market-leading brands.

➢	In addition, there are substantial revenue growth opportunities for us in mobile services and business-to-business, which together accounted for less than 5% of 2014 LiLAC revenue.

•	Leverage the synergies from experience, scale and multi-layered management

➢
The issuance of LiLAC shares will allow us to retain the advantages of our global scale by sharing technology innovation, purchasing power, best practices and strategic and financial benefits. For example, we intend to launch our next-generation Horizon TV platform in Chile and Puerto Rico based on our success in Europe.

➢
The LiLAC Group would benefit from a multi-layered group of highly-experienced management, including a seasoned management team at the Liberty Global level, a dedicated divisional management team focused on the Latin American and Caribbean region, and our local management teams that focus exclusively on our operations in Chile and Puerto Rico.

•	Unlock M&A and capital market opportunities supported by a strong regional presence

➢
Our strong and stable Latin American assets provide an ideal platform for consolidation in the region and for raising capital to support our organic growth as well as potential M&A requirements. We are confident that our extensive M&A experience and expertise in the region will create interesting strategic opportunities that might otherwise get “lost”, absent a separate security tracking the value of the assets in that region.

As a reminder, because we are a British company, all of our shareholders (including holders of Class C shares) have an opportunity to vote on the tracking stock proposals. This means that we have scheduled meetings for each of our classes of ordinary shares on February 24, 2015. While our December 29, 2014 proxy statement/prospectus outlines, in detail, all of the matters being presented to our shareholders, the tracking stock proposals represent only a subset of the proposals to be voted on at the shareholders meetings.

_______________

[1]
Video penetration is calculated by dividing the number of video RGUs by total homes passed and broadband penetration is calculated by dividing the number of internet RGUs by the number of two-way homes passed.

The following table summarizes the tracking stock proposals.

Tracking Stock Proposals
	New Articles Proposal** – Proposal 1	Management Policies Proposal – Proposal 2	Future Consolidation/Sub-Division Proposal – Proposal 3
General Meeting*	X	X	X
Class A Meeting	X
Class B Meeting	X
Class C Meeting	X
* Class A and Class B shareholders vote together as a class.
**For purposes of each of the class meetings, this proposal is referred to as the “Class A Articles Proposal,” the “Class B Articles Proposal” and the “Class C Articles Proposal,” respectively.

We remain confident that the creation of the LiLAC Group and issuance of the tracking stock is in the best interest of all Liberty Global shareholders and will enhance shareholder value. Our board of directors remains fully committed to its implementation and strongly recommends that shareholders vote in favor of the tracking stock proposals.

Forward Looking Statements
This press release contains forward-looking statements, including statements regarding our growth prospects, strategy and opportunities with respect to our operations in Latin American and the Caribbean, the creation of LiLAC shares and the anticipated consequences and benefits thereof and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the satisfaction of certain conditions to the creation of the tracking stock, the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers, the effects of changes in laws or regulation, general economic factors, our ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions, our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from businesses we acquire, the availability of attractive programming for our digital video services and the costs associated with such programming, our ability to achieve forecasted financial and operating targets, the outcome of any pending or threatened litigation, our ability to access cash of our subsidiaries and the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, fluctuations in currency exchange and interest rates, the ability of vendors and suppliers to timely deliver quality products, equipment, software and services, as well as other factors detailed from time to time in Liberty Global’s filings with the SEC including Liberty Global’s recently filed registration statement on Form S-4 relating to the issuance of LiLAC shares and Form 10-K. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based, except to the extent required by applicable law.

Additional Information and Where to Find It
Nothing in this press release shall constitute a solicitation to buy or subscribe for or an offer to sell any securities of Liberty Global, including Liberty Global’s proposed new LiLAC Group shares or Liberty Global’s existing ordinary shares. The issuance of LiLAC shares will only be made pursuant to an effective registration statement. In connection with the proposed issuance of LiLAC shares, Liberty Global has filed a registration statement on Form S-4 with the SEC. SHAREHOLDERS OF LIBERTY GLOBAL ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS CONTAINED THEREIN (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Shareholders can obtain a free copy of the registration statement including the proxy statement/prospectus contained therein, as well as other filings containing information about Liberty Global, without charge, at the SEC's internet site (http://www.sec.gov). Copies of the registration statement and other filings by Liberty Global with the SEC that are incorporated by reference therein can also be obtained, without charge, by directing a request to Liberty Global plc, 12300 Liberty Boulevard, Englewood, CO 80112, USA, Attention: Investor Relations.

Participants in a Solicitation
The directors and executive officers of Liberty Global and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals relating to the approval of the issuance of LiLAC shares. Information regarding the directors and executive officers of Liberty Global and other participants in the proxy solicitations and a description of their respective direct and indirect interests, by security holdings or otherwise, is contained in Liberty Global’s proxy statement filed with the SEC on April 30, 2014.

About Liberty Global
Liberty Global is the largest international cable company with operations in 14 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading triple-play services are provided through next-generation networks and innovative technology platforms that connected 27 million customers subscribing to 56 million television, broadband internet and telephony services at December 31, 2014. In addition, we served 5 million mobile subscribers across nine countries at year-end 2014.

Liberty Global's consumer brands include Virgin Media, UPC, Ziggo, Unitymedia, Kabel BW, Telenet and VTR. Our operations also include Liberty Global Business Services, our commercial division, and Liberty Global Ventures, our investment fund. For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Corporate Communications:
Oskar Nooij	1 303 220 4218	Marcus Smith	44 20 7190 6374
Christian Fangmann	49 221 8462 5151	Bert Holtkamp	31 20 778 9800
John Rea	1 303 220 4238	Hanne Wolf	1 303 220 6678

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